                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    Year Ended January 31,
                                 1996          1997          1998          1999          2000
                              ------------------------------------------------------------------
Earnings, as defined:
  Net income                  $3,007,118   $ 8,247,759   $12,341,369   $12,006,020   $15,329,436
  Income taxes                 1,930,691     4,652,336     7,422,426     7,686,871   $10,001,155
  Fixed charges, as
   defined below               4,157,576     6,852,612    12,390,622    18,689,595   $19,653,509
                              ----------   -----------   -----------   -----------   -----------
  Total earnings, as defined  $9,095,385   $19,752,707   $32,154,417   $38,382,486   $44,984,100
                              ==========   ===========   ===========   ===========   ===========
Fixed charges, as defined:
  Interest expense            $4,157,576   $ 6,852,612   $12,390,622   $18,689,595   $19,653,509
                              ----------   -----------   -----------   -----------   -----------
  Total fixed charges,
   as defined                 $4,157,576   $ 6,852,612   $12,390,622   $18,689,595   $19,653,509
                              ==========   ===========   ===========   ===========   ===========
Ratio of earnings to
 fixed charges                      2.19          2.88          2.60          2.05          2.29
                              ==========   ===========   ===========   ===========   ===========